EXHIBIT 3.17

                                                             Regular Corporation

                            ARTICLES OF INCORPORATION

                                       OF

                               KUPN LICENSEE, INC.

         FIRST: I, Melissa A. Johnson, whose post office address is 100 Light Street, Suite 1100, Baltimore, Maryland 21202, being at least 18 years of age, hereby form a corporation under and by virtue of the general laws of the State of Maryland.

         SECOND: The name of the corporation (which is hereafter referred to as the "Corporation") is:

                               KUPN LICENCEE, INC.

         THIRD: The purposes for which the Corporation is formed and the business or object to be carried on and promoted by it are as follows:

         (a) to own the license of television station KUPN and to engage in any other lawful purpose and business; and

         (b) to do anything permitted by the Maryland General Corporation Law.

         FOURTH: The post office address of the principal office of the Corporation in this State is 2000 W. 41st Street, Baltimore, Maryland 21211. The name and post office address of the Resident Agent of the Corporation in this State is Steven A. Thomas, Esquire, 100 Light Street, Suite 1100, Baltimore, Maryland 21202. Said resident agent is an individual actually residing in this state.

         FIFTH: The total number of shares of capital stock which the Corporation has authority to issue is 1,000 shares of common stock, par value $.01 per share, for an aggregate par value of ten dollars ($10.00), all of one class of stock.

         SIXTH: The number of Directors of the Corporation shall be not less than three (3) nor more than twelve (12); provided, however, that (a) if at any time there is no stock outstanding, the Corporation may have less than three (3) but not less than one (1) Director; and (b) if there is stock outstanding and there are less than three (3) stockholders, the number of Directors may be less than three (3) but not less than the number of stockholders. The number of Directors may be increased or decreased pursuant to the By-laws of the Corporation, subject, however, to the above provisions.

         The names of the directors who shall act until the first annual meeting or until their successors are duly elected and qualified are: David D. Smith and David B. Amy.

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         SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

         (a) the Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized;

         (b) the Corporation reserves the right from time to time to make any amendment of its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as set forth in its Charter, of any outstanding stock;

         (c) the Board of Directors of the Corporation may classify or. reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion, or other rights, voting powers, restrictions and terms and conditions of redemption of such stock.

         The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any power conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

         EIGHTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was (a) the result of active and deliberate dishonesty, or (b) that intentionally wrongful, willful, or malicious end, in each such case, was material to the cause of action adjudicated in the proceeding.

         IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this 5th day of February, 1997, and I acknowledge the same to be my act.



                                            /s/ Melissa A. Johnson
                                            ----------------------
                                            Melissa A. Johnson


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